Exhibit 99.01

SHUTTERFLY DISCLOSES ADDITIONAL HISTORICAL FINANCIAL INFORMATION REGARDING 4X6 PRINT REVENUE

REDWOOD CITY, Calif., Feb 19, 2008 – Shutterfly, Inc. (NASDAQ:SFLY), the leading Internet-based social expression and personal publishing service, released additional details of the components of its net revenues for the years ended December 31, 2003 through 2007.

“While our overall net revenues from print products continued to grow strongly on a year-over-year basis, net revenues from 4x6 prints continued to decline as a proportion of total net revenues,” said Jeffrey Housenbold, president and chief executive officer of Shutterfly.  “For the year ended December 31, 2007, net revenues from 4x6 prints represented just 22% of total net revenues.  This percentage has been decreasing over the past five years, as Shutterfly continues to expand its product portfolio with greater emphasis on personalized products and services.  The growth in personalized products and services is being led by strong sales in greeting cards, photo books and calendar products.”

Management released data for the years ended December 31, 2003 through 2007, illustrating the proportion of net revenues derived from 4x6 prints to total net revenues.  The historical data was:  2003 – 52%; 2004 – 44%; 2005 – 37%; 2006 – 28%; and 2007 – 22%.

During the four years ended December 31, 2007, net revenues from total prints grew at a compound annual growth rate of 38%; while at the same time net revenues from 4x6 prints decreased as a percent of total net revenues by more than 57%.  Net revenues from 4x6 prints (and all other prints) and from personalized products and services include revenues from associated shipping services.

About Shutterfly
Founded in 1999, Shutterfly, Inc. is an Internet-based social expression and personal publishing service. Shutterfly provides high quality products and world class services that make it easy, convenient and fun for consumers to preserve their digital photos in a creative and thoughtful manner. Shutterfly's flagship product is its award-winning Photo Book line, which helps consumers celebrate memories and tell their stories in professionally bound coffee table books. More information about Shutterfly (NASDAQ:SFLY) is available at www.shutterfly.com. Shutterfly and Shutterfly.com are trademarks of Shutterfly, Inc.

Contacts
Marilyn Lattin, 650-610-5853 (Investor Relations), mlattin@shutterfly.com
Bridgette Thomas, 650-610-3519 (Media Relations), bthomas@Shutterfly.com